Exhibit 16.1

August 4, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01, and are in agreement with the statements as they related to our firm being made by Law Enforcement Associates Corporation in Item 4.01 of its Form 8-K dated August 4, 2011, captioned “Changes in Registrant’s Certifying Accountant.” We have no basis to agree or disagree with the other statements contained therein.

Yours truly,

/s/ Frost, PLLC

425 West Capitol Avenue, Suite 3300 | Little Rock, Arkansas 72201 | 501.376.9241 | frostpllc.com

1200 East Joyce Boulevard, Suite 301 | Fayetteville, Arkansas 72703 | 479.695.4300

3605 Glenwood Avenue, Suite 370 | Raleigh, North Carolina 27612 | 919.782.8410

FROST, PLLC is an independent firm associated with Moore Stephens.